Exhibit 10.4

FORM OF TRANSITION SERVICES AGREEMENT

AMONG

EATON CORPORATION

EATON CAPITAL UNLIMITED COMPANY

AND

MOBILITY (USA) CORPORATION

DATED [●], 202[●]

1

Schedule A	-	Parent Group Services
Schedule B	-	Parent Group Facilities
Schedule C	-	SpinCo Services
Schedule D	-	SpinCo Facilities
Schedule E	-	List of Services Parent will not Provide
Schedule F	-	List of Services SpinCo will not Provide
Schedule G	-	ERP Third-Party Consents
Schedule H	-	Data Transfer Addendum

2

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated [●], 202[●] (as amended, modified or supplemented from time to time in accordance with its terms, this “Agreement”), is made and entered into by and among Eaton Corporation, an Ohio corporation (“Eaton Ohio”), Eaton Capital Unlimited Company, an Irish public unlimited company (“Eaton HoldCo,” and together with Eaton Ohio, the “Eaton Parties”), and Mobility (USA) Corporation, a Delaware corporation (“SpinCo”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in ARTICLE I.

RECITALS

WHEREAS, Eaton Corporation plc, an Irish public limited company (“Parent”), Eaton Ohio, Eaton HoldCo and SpinCo have entered into that certain Separation and Distribution Agreement, dated as of June 10, 2026 (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”);

WHEREAS, Parent, the Eaton Parties, SpinCo, Dana Incorporated, a Delaware corporation (“Merger Partner”), and Atlas Mobility Sub, Inc., a Delaware corporation, have entered into that certain Agreement and Plan of Merger, dated as of June 10, 2026 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”); and

WHEREAS, in furtherance of the transactions contemplated by the Separation Agreement and the Merger Agreement, the Parties desire that (a) the Eaton Parties shall provide or cause to be provided to SpinCo or to the other members of the SpinCo Group, as applicable (SpinCo and such other members of the SpinCo Group collectively hereinafter referred to as the “SpinCo Group Entities”) certain services, access to systems, use of facilities and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein, and (b) SpinCo shall provide or cause to be provided to the Eaton Parties or to the other members of the Parent Group, as applicable (the Eaton Parties and such other members of the Parent Group collectively hereinafter referred to as the “Parent Group Entities”) certain services, access to systems, use of facilities and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Separation Agreement. The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Additional Service” shall have the meaning set forth in Section 2.03(b).

“Agreement” shall have the meaning set forth in the Preamble.

“Arising IP” shall have the meaning set forth in Section 3.02(c).

“Baseline Level of Use” shall have the meaning set forth in Section 6.02(a).

“Baseline Transition Support” shall have the meaning set forth in Section 2.07(c).

“Closing” shall have the meaning set forth in the Merger Agreement.

“Collecting Party” shall have the meaning set forth in Section 5.03(a).

“Confidential Information” means any information furnished or obtained in connection with or as a result of this Agreement or performance or receipt of Services hereunder that is confidential, non-public, or proprietary about a Person, its Affiliates or any of their respective businesses, operations, clients, customers, prospects, personnel, properties, Intellectual Property, processes or products, financial, technical, commercial or other information, including any Personal Data and any information necessary to facilitate the assignment of any right, interest or obligation arising under this Agreement in accordance with Section 10.09 (regardless of the form or format of the information (written, verbal, electronic or otherwise) or the manner or media in or through which it is furnished to or otherwise obtained by another Person or its Affiliates or Representatives), including all materials derived from, reflecting or incorporating, in whole or in part, any such information. “Confidential Information” shall not include information that (a) is or becomes generally available to the public through no direct or indirect act or omission by the Person receiving such information or by any of its Affiliates or Representatives or (b) is already available to, or is or becomes available on a non-confidential basis to, the Person receiving such information or its Affiliates or Representatives from a source (other than a Party to this Agreement or its Affiliates or Representatives) who is not prohibited from disclosing such information by any contractual, legal or fiduciary obligation.

“Consents” means any consents, waivers, authorizations, ratifications, permissions, exemptions or approvals from or to any Person.

“Control” or “Controlled” means, with respect to any Intellectual Property, that a Person has the right to grant a license to such Intellectual Property as provided for herein without: (a) violating the terms of any agreement or other arrangement with any third party; (b) requiring any consents, approvals or waivers from any third party (other than any consents, approvals or waivers already acquired by such Person); or (c) requiring the payment of compensation or other consideration to any third party.

“Cyber Incident” shall have the meaning set forth in Section 4.01(b).

“Data Protection Laws” means all applicable Laws governing the collection, use, storage, processing and transfer of Personal Data including, without limitation, the California Consumer Privacy Act of 2018 (the “CCPA”), the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (the “GDPR”), the Irish Data Protection Acts 1988-2018, the European Communities (Electronic Communications Networks and Services) (Privacy and Electronic Communications) Regulations 2011 (S.I. No. 336 of 2011), and all implementing, supplementing or replacing legislation and regulations issued thereunder, in each case as amended, re-enacted or replaced from time to time.

“Database” means all databases, datasets and collections and compilations of data, in any form or medium, whether machine readable or otherwise.

“Dependent Service” shall have the meaning set forth in Section 2.02.

“Disbursement” shall have the meaning set forth in Section 5.03(a).

“Disbursement Invoice” shall have the meaning set forth in Section 5.03(a).

“Eaton Omitted Service” shall have the meaning set forth in Section 2.03(a).

“Eaton Transition Plan” shall have the meaning set forth in Section 2.07(b).

“ERP Third-Party Consent” means the third-party consents, licenses (or other appropriate rights), sublicenses and approvals necessary for a Parent Group Entity to provide, or a SpinCo Group Entity to receive, Parent Group Services (including rights to use, duplicate and distribute third-party Software necessary for the receipt of the Parent Group Services) involving the enterprise resource planning systems set forth on Schedule G.

“Excluded Services” shall have the meaning set forth in Section 2.03(a).

“Facility/Facilities” shall have the meaning set forth in Section 4.02(a).

“Force Majeure Event” shall have the meaning set forth in Section 9.03.

“Further Processors” shall have the meaning set forth in Section 10.04(d).

“Governmental Approvals” means any notices, reports or other filings given to or made with, or any Consents, registrations or permits obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign, international or multinational government, political subdivision, governmental, quasi-governmental authority of any nature (including any department, commission, board, bureau, agency, court or tribunal) or other body exercising legislative, judicial, regulatory, administrative or taxing authority, arbitral body or official of any of the foregoing.

“Indemnified Party” means a Provider Indemnified Party or a Recipient Indemnified Party.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, Governmental Approval, concession, grant, franchise, license, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect.

“Local Implementing Agreement” shall have the meaning set forth in Section 3.03.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Nonparty Affiliates” shall have the meaning set forth in Section 10.15.

“Omitted Service” shall have the meaning set forth in Section 2.03(a).

“One-Time Services” shall have the meaning set forth in Section 2.07(c).

“Out-of-Pocket Expenses” shall have the meaning set forth in Section 5.01(a).

“Parent” shall have the meaning set forth in the Recitals.

“Parent Excluded Services” shall have the meaning set forth in Section 2.03(a).

“Parent Group Arising IP” means any Arising IP the ownership of which is allocated to an Eaton Party or its Affiliates pursuant to Section 3.02(c).

“Parent Group Entities” shall have the meaning set forth in the Recitals.

“Parent Group Facilities” shall have the meaning set forth in Section 4.02(a).

“Parent Group Services” shall have the meaning set forth in Section 2.01(a).

“Parent Group Services Manager” shall have the meaning set forth in Section 2.04(a).

“Party” means the Eaton Parties, on the one hand, and SpinCo on the other, and “Parties” means the Eaton Parties and SpinCo collectively, and, in each case, their respective permitted successors and assigns.

“Paying Party” shall have the meaning set forth in Section 5.03(a).

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Authority or works council.

“Personal Data” means any information defined as “Personal Data,” “Personally Identifiable Information,” “Personal Information” or similar term by the Data Protection Laws.

“Pre-existing Service Infringements” shall have the meaning set forth in Section 8.01(a).

“Pre-existing Services” means the Services that are of the same kind and substantially the same scope as services that were provided by Provider to the SpinCo Business (in the case of a SpinCo Group Entity as the Recipient of such Services) or the Parent Business (in the case of a Parent Group Entity as the Recipient of such Services), in each case, within the twelve (12) months prior to the date of the Separation Agreement in the ordinary course.

“Prime Rate” means the prime rate published in the Wall Street Journal, Eastern Edition, or a comparable newspaper if the Wall Street Journal, Eastern Edition, shall cease publishing the prime rate.

“Provider” means, with respect to a Service, Omitted Service, or Additional Service, the Party or its Group member providing or required to provide such Service, Omitted Service or Additional Service under this Agreement.

“Provider Indemnified Party” shall have the meaning set forth in Section 8.01(a).

“Receipt” shall have the meaning set forth in Section 5.03(a).

“Receiving Party” shall have the meaning set forth in Section 5.03(a).

“Recipient” means, with respect to a Service, Omitted Service, or Additional Service, the Party or its Group members to whom such Service, Omitted Service, or Additional Service is being provided or is required to be provided under this Agreement.

“Recipient Indemnified Party” shall have the meaning set forth in Section 8.03.

“Recoveries” shall have the meaning set forth in Section 5.04(c).

“Recovery Period” shall have the meaning set forth in Section 5.04(c).

“Responsible Party” shall have the meaning set forth in Section 5.03(a).

“Schedule(s)” means the schedules attached hereto, as amended, modified or supplemented from time to time in accordance with the terms hereof.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Service Charges” shall have the meaning set forth in Section 5.01(a).

“Service Charges Baseline Methodology” means, for Service Charges applicable to an Omitted Service or other applicable Service to be agreed between the Parties after the date of this Agreement, Service Charges equal to the fully-burdened actual costs incurred by the Provider for the applicable Services, in each case, calculated in a manner consistent with a cost allocation methodology used by Provider in providing the same or similar Service to Recipient during the twelve (12) month period prior to the Distribution Date, including with respect to any Third-Party Service Providers used in connection with such Service; provided, that such Service Charges shall exclude any fees, charges, costs or expenses incurred in connection with obtaining or maintaining any ERP Third-Party Consent.

“Service Increase” shall have the meaning set forth in Section 6.02(b).

“Service Period” shall have the meaning set forth in Section 2.02.

“Services” shall have the meaning set forth in Section 2.01(b).

“Services Manager” shall have the meaning set forth in Section 2.04(b).

“Software” means (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, middleware, development tools, templates, menus, buttons and icons; and (c) documentation, including user manuals, and other training documentation, related to any of the foregoing, in each case excluding Databases.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Arising IP” means any Arising IP the ownership of which is allocated to SpinCo pursuant to Section 3.02(c).

“SpinCo Excluded Services” shall have the meaning set forth in Section 2.03(a).

“SpinCo Facilities” shall have the meaning set forth in Section 4.02(a).

“SpinCo Group” shall have the meaning set forth in the Separation Agreement.

“SpinCo Group Entities” shall have the meaning set forth in the Recitals.

“SpinCo Services” shall have the meaning set forth in Section 2.01(b).

“SpinCo Services Manager” shall have the meaning set forth in Section 2.04(b).

“SpinCo Systems” shall have the meaning set forth in Section 4.01(c).

“SpinCo Transition Plan” shall have the meaning set forth in Section 2.07(a).

“Supporting Service” shall have the meaning set forth in Section 2.02.

“Systems” shall have the meaning set forth in Section 4.01(a).

“Tax Authority” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean that certain Tax Matters Agreement, dated as of the date hereof, by and among Parent, the Eaton Parties, Merger Partner and SpinCo.

“Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Termination Charges” means those direct, non-cancellable charges (including the charges set forth in Schedule A and Schedule C) that are reasonably documented in writing and are directly or indirectly payable by the Provider with respect to a Service to any Third-Party Service Provider as a result of the early termination of such Service.

“Third-Party Service Providers” shall have the meaning set forth in Section 10.02.

“Transaction Taxes” shall have the meaning set forth in Section 5.04(a).

“TSA Dispute” shall have the meaning set forth in Section 7.01.

“TSA Dispute Notice” shall have the meaning set forth in Section 7.02.

“TSA Steering Committee” shall have the meaning set forth in Section 2.05.

“TSA Steering Committee Negotiations” shall have the meaning set forth in Section 7.02.

“VAT” shall have the meaning set forth in Section 5.04(a).

ARTICLE II

SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01. Services.

(a) Upon the terms and subject to the conditions of this Agreement, the Eaton Parties shall provide, or shall cause to be provided, to the SpinCo Group Entities the services, access to systems and use of facilities as set forth, respectively, in Schedule A1 and Schedule B2 attached hereto (collectively, the “Parent Group Services”).

(b) Upon the terms and subject to the conditions of this Agreement, SpinCo shall provide, or shall cause to be provided, to the Parent Group Entities the services, access to systems and use of facilities as set forth, respectively, in Schedule C3 and Schedule D4 attached hereto (collectively, the “SpinCo Services,” and collectively with the Parent Group Services and any Omitted Services and Additional Services, the “Services”).

(c) All Services shall be for the sole use and benefit of the relevant Recipient and its respective Group members.

Section 2.02. Duration of Services. Upon the terms and subject to the conditions of this Agreement, and subject to Section 3.01, each of the Eaton Parties and SpinCo shall provide (or cause to be provided) to the relevant Recipients each Service until the earliest to occur of, with respect to each such Service, (a) the expiration of the period of duration for such Service as set forth in Schedule A, Schedule B, Schedule C or Schedule D, as applicable, which in each

[1]	Note to Draft: Schedule A is a list of services that Parent will Provide to SpinCo.
[2]	Note to Draft: Schedule B is a list of Parent Group Facilities that SpinCo will have access to and use of.
[3]	Note to Draft: Schedule C is a list of services that SpinCo will provide to Parent.
[4]	Note to Draft: Schedule D is a list of SpinCo facilities that Parent will have access to and use of.

case shall not exceed twelve (12) months (with respect to each Service, a “Service Period”); (b) the date on which such Service is terminated in accordance with ARTICLE IX; and (c) the date on which this Agreement is terminated in accordance with ARTICLE IX; provided, however, that if (x) a Provider’s ability to provide (or to cause to be provided) a Service is dependent on the continuation of either a Parent Group Service or a SpinCo Service (including continuation of access to a Facility), as the case may be, and (y) such dependency is indicated in Schedule A, Schedule B, Schedule C or Schedule D, the Provider’s obligation to provide (or to cause to be provided) such supporting Service (a “Supporting Service”) shall terminate no earlier than the termination of such dependent Parent Group Service or dependent SpinCo Service (a “Dependent Service”), as the case may be; provided, further, that if, following the Closing, a Provider or Recipient identifies that a Service is dependent on the continuation of another Service and such dependency is not indicated in Schedule A, Schedule B, Schedule C or Schedule D, the Provider and applicable Recipient shall discuss in good faith the Recipient’s ability to exit or transition from such Service and shall use reasonable efforts to agree upon a mutually acceptable solution with respect thereto. The Parties agree that each Recipient shall use its reasonable efforts in good faith to transition itself to a replacement service, system or facility with respect to each Service as soon as reasonably practicable prior to the end of the Service Period for each such Service.

Section 2.03. Omitted Services; Additional Unspecified Services.

(a) If, in the ninety (90) days following the date hereof, the Eaton Parties or SpinCo identify to the other in writing a service that (i) any of the Parent Group Entities provided to the SpinCo Business in the ordinary course of business during the twelve (12) month period prior to the Distribution Date, and such service is not set forth on Schedule E (such services, “SpinCo Excluded Services”), that SpinCo desires be included in the scope of the Services provided to it, then, the Eaton Parties in their capacity as Provider shall, as soon as reasonably practicable upon (and in any event within thirty (30) days of) receipt of notice for such services, provide (or cause to be provided) such requested service (each such omitted service, an “Omitted Service”) or (ii) any of the SpinCo Group Entities provided to the Parent Business in the ordinary course of business during the twelve (12) month period prior to the Distribution Date and such service is not set forth on Schedule F (such services, “Parent Excluded Services,” and together with SpinCo Excluded Services, “Excluded Services”), then, SpinCo and the Eaton Parties shall negotiate in good faith to provide (or cause to be provided) such requested service (“Eaton Omitted Service”). In each case, such Omitted Service, or other Service agreed to by the Parties, shall be provided in a manner consistent with the terms of this Agreement and at such cost consistent with the Service Charges Baseline Methodology.

(b) If, at any time during the ninety (90) days following the date hereof, the Eaton Parties or SpinCo identifies to the other in writing a service (other than a Service, an Omitted Service, an Eaton Omitted Service or an Excluded Service) that such Party, in its capacity as Recipient, desires that the other Party provide to it in its capacity as Provider and reasonably needs in order for the SpinCo Business or the Parent Business, as applicable, to continue to operate in substantially the same manner in which such business operated prior to the Distribution Date (each such service, an “Additional Service”), the Parties shall, acting reasonably and in good faith, discuss and negotiate the terms of such Additional Service (including with respect to scope and pricing of such Additional Service). In no event shall a Provider be obligated to provide Additional Services to a Recipient under this Agreement.

(c) Consistent with Sections 2.03(a) and (b) above, the Parties shall enter into a supplement to the applicable Schedule which shall describe in reasonable detail the nature, scope, Service Period(s), Service Charges, termination provisions (including, if applicable, Termination Charges) and other terms applicable to such Omitted Service or Additional Service in a manner similar to that in which the Services are described in the existing Schedules. Each supplement to the applicable Schedule, shall be deemed part of this Agreement as of the date of such agreement and the Omitted Service or Additional Service set forth therein shall be deemed a “Service” provided under this Agreement, in each case subject to the terms and conditions of this Agreement and the relevant supplement. Notwithstanding the foregoing, (i) a Party shall have no more than ninety (90) days after the Distribution Date to request any Omitted Services or Additional Services and (ii) in no event shall a Party provide, or cause to be provided, such Additional Services for a Service Period that is (A) longer than the longest Service Period for any Service then provided for in the Schedules or (B) extends beyond the latest date permitted under any applicable Law. Notwithstanding anything to the contrary in this Agreement but subject to each Party’s compliance with Section 3.01, no Party shall be required to perform any obligation under this Agreement that would result in the breach or violation of any applicable Law or third party Contract existing as of the Distribution Date.

Section 2.04. Transition Services Managers.

(a) The Eaton Parties hereby appoint and designate [•]5 to act as their initial services manager (the “Parent Group Services Manager”), who shall be directly responsible for coordinating and managing the delivery of the Parent Group Services and have authority to act on behalf of the Eaton Parties (and other members of the Parent Group) with respect to all matters relating to this Agreement. The Parent Group Services Manager shall work with the personnel of the Parent Group Entities to periodically address issues and matters raised by SpinCo relating to this Agreement. Notwithstanding the requirements of Section 10.07, all communications from SpinCo to the Eaton Parties pursuant to this Agreement regarding routine matters involving the Services set forth in the Schedules shall be made through the Parent Group Services Manager, or such other individual as specified by the Parent Group Services Manager in writing and delivered to SpinCo by e-mail. The Eaton Parties shall notify SpinCo in writing (email being sufficient) of the appointment of a different Parent Group Services Manager.

(b) SpinCo hereby appoints and designates [•]6 to act as its initial services manager (the “SpinCo Services Manager,” and each of the Parent Group Services Manager and the SpinCo Services Manager, a “Services Manager”), who shall be directly responsible for coordinating and managing the delivery of the SpinCo Services and have authority to act on SpinCo’s behalf with respect to all matters relating to this Agreement. The SpinCo Services Manager shall work with the personnel of the SpinCo Group Entities to periodically address issues and matters raised by the Eaton Parties relating to this Agreement. Notwithstanding the requirements of Section 10.07, all communications from the Eaton Parties to SpinCo pursuant to

[5]	Note to Draft: Eaton to appoint a Services Manager.
[6]	Note to Draft: SpinCo to appoint a Services Manager.

this Agreement regarding routine matters involving the Services set forth in the Schedules shall be made through the SpinCo Services Manager, or such other individual as specified by the SpinCo Services Manager in writing and delivered to the Eaton Parties by e-mail. SpinCo shall notify the Eaton Parties in writing (email being sufficient) of the appointment of a different SpinCo Services Manager.

(c) The Parent Group Services Manager and the SpinCo Services Manager shall meet or confer, by telephone, videoconference or in person, from time to time as necessary, and no less frequently than one (1) time a week, unless otherwise agreed to by the Parties, in order to promote open and efficient communication regarding effective and coordinated performance of, and resolution of questions and issues related to, the Services. If a Services Manager will be absent from a meeting, the Services Manager may designate an individual who has a comparable level of experience to attend such meeting in place of the Services Manager.

Section 2.05. TSA Steering Committee. The Parties shall establish a joint steering committee (the “TSA Steering Committee”) consisting of four (4) representatives from each of the Parent Group and the SpinCo Group (including such Party’s Services Manager, who shall serve as one of such Party’s four (4) representatives), provided the Parties may mutually agree in writing to increase or decrease the number of representatives on the TSA Steering Committee. Each Party shall designate its representatives to the TSA Steering Committee by written notice to the other Party within five (5) Business Days after the Distribution Date. The TSA Steering Committee shall be responsible for monitoring and managing all matters related to the Services, including (i) reviewing and monitoring the completeness of the Services provided and any plans to phase out any Services per the terms of this Agreement, (ii) resolving any outstanding TSA Disputes pursuant to ARTICLE VII, (iii) reviewing and addressing any performance deficiencies, (iv) managing change requests in the scope, duration or quantity of Services and (v) facilitating the transfer of applicable licenses and other commitments from Parent Group Entities to SpinCo Group Entities in accordance with the terms set forth in the Schedules to this Agreement. The TSA Steering Committee shall meet every other week during the first one hundred twenty (120) days following the Distribution Date, and thereafter at such frequency as may be agreed by the Parties. All decisions of the TSA Steering Committee shall be decided by majority vote of the members present, provided that such majority include each Party’s Services Manager and at least one (1) other representative from each Party.

Section 2.06. Limitations on Provision of Services. Notwithstanding anything to the contrary set forth in this Agreement, (a) the Eaton Parties shall not be required to provide or cause to be provided any Parent Group Service for use in or for, and SpinCo shall not use any Parent Group Service in or for, any business other than the SpinCo Business or for any Person other than a SpinCo Group Entity and (b) SpinCo shall not be required to provide or cause to be provided any SpinCo Service for use in or for, and the Eaton Parties shall not use any SpinCo Service in or for, any business other than the Parent Business or for any Person other than a Parent Group Entity.

Section 2.07. Migration.

(a) No later than ninety (90) days following the date hereof, SpinCo shall (i) develop a plan for the migration away from the Parent Group Entities of each Parent Group Service being provided to the SpinCo Group Entities (the “SpinCo Transition Plan”) and (ii) provide a copy of such plan to the Eaton Parties. The Eaton Parties shall, and shall cause the other members of the Parent Group Entities to, (A) reasonably cooperate with and provide support to SpinCo in connection with SpinCo’s development of the SpinCo Transition Plan, including by making available to SpinCo such information, personnel and other resources as are reasonably requested by SpinCo in connection with development of the SpinCo Transition Plan and providing the Baseline Transition Support as contemplated by this Agreement, and (B) upon SpinCo’s reasonable request, reasonably consult with SpinCo and discuss the SpinCo Transition Plan with SpinCo. SpinCo’s delay in performing or failure to perform any of its obligations to develop the SpinCo Transition Plan shall be excused if and to the extent such delay or failure results from the Eaton Parties’ breach of this Section 2.07(a).

(b) No later than ninety (90) days following the date hereof, the Eaton Parties shall (i) develop a plan for the migration away from the SpinCo Group Entities of each SpinCo Service being provided to the Parent Group Entities (the “Eaton Transition Plan”) and (ii) provide a copy of such plan to SpinCo. SpinCo shall, and shall cause the other members of the SpinCo Group Entities to, (A) reasonably cooperate with and provide support to the Eaton Parties in connection with the Eaton Parties’ development of the Eaton Transition Plan, including by making available to the Eaton Parties such information, personnel and other resources as are reasonably requested by the Eaton Parties in connection with the development of the Eaton Transition Plan and providing the Baseline Transition Support as contemplated by this Agreement, and (B) upon Parent’s reasonable request, reasonably consult with the Eaton Parties and discuss the Eaton Transition Plan with the Eaton Parties. The Eaton Parties’ delay in performing or failure to perform any of its obligations to develop the Eaton Transition Plan shall be excused if and to the extent such delay or failure results from SpinCo’s breach of this Section 2.07(b).

(c) Each of the Eaton Parties and SpinCo, in its capacity as Provider, shall provide to the other Party, at Provider’s expense and in a reasonable and prompt manner consistent with the Service standards set forth in ARTICLE VI, baseline transition and migration support with respect to the Services it provides as provided on Schedule A and Schedule C, as applicable, which shall include (i) participation in knowledge transfer sessions reasonable in scope and duration to effectuate migration of the relevant Services, (ii) delivery of process documentation and standard operation procedures, (iii) reasonable cooperation in engaging with Recipient’s replacement vendors in connection with the migration process, (iv) the provision of historical data (including data generated during the term of the relevant Service) solely to the extent reasonably necessary for the migration of the relevant Services in a reasonable, machine-readable format or in the format in which Provider maintains such data, (v) reasonable access to Provider’s relevant personnel and systems as is reasonably required to effectuate the migration of the relevant Services, (vi) data extraction, refinement, adjustment, or migration solely to the extent reasonably necessary for the migration of the relevant Services, and (vii) any other ordinary-course support reasonably requested by Recipient in order to effectuate the migration of the relevant Services, in each case, subject to the limitations set forth on Schedule A and Schedule C, as applicable (the “Baseline Transition Support”).7 Notwithstanding anything

[7]	Note to Draft: Schedule to include reasonable limitations on baseline transition support, including reasonable caps and limitations on knowledge transfer support.

herein to the contrary, Provider shall have no obligation to provide Baseline Transition Support to the extent that such support would (A) unreasonably interfere with Provider’s business operations or those of its Affiliates, (B) require Provider to maintain the employment of any specific employee provided that Provider maintains sufficient personnel as necessary to perform the Baseline Transition Support without significant degradation in the timeliness or qualifier thereof, or (B) constitute Excluded Services. For the avoidance of doubt, each Party shall provide Baseline Transition Support throughout the duration of each applicable Service, including during any applicable wind-down period for such Service, as is reasonably required by Recipient in order to complete migration of such Service prior to the cessation of Service delivery.

(d) In addition to the Baseline Transition Support, either the Eaton Parties or SpinCo may request that the other Party perform additional one-time services (“One-Time Services”) that relate to any Service set forth on Schedule A or Schedule C, as applicable. The Parties agree to reasonably negotiate the terms relating to the provision of any requested One-Time Services in good faith. If the applicable Provider is willing and able (including without limitation after accounting for any restrictions set forth in Provider’s cyber technology and risk policies) to provide One-Time Services, (i) Provider and Recipient shall mutually agree on the scope of work necessary for such One-Time Services and (ii) Provider shall deliver a price quote to Recipient for such One-Time Services, including reasonable detail as to the cost-assessment methodology used by Provider in determining the relevant costs. If Recipient desires to accept the quote provided by Provider, Recipient shall notify Provider of such acceptance within thirty (30) days of Provider’s delivery of such quote. The One-Time Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

ARTICLE III

THIRD-PARTY CONSENTS AND LICENSES; INTELLECTUAL PROPERTY; LOCAL IMPLEMENTING AGREEMENTS

Section 3.01. Third-Party Consents and Licenses.

(a) With respect to any Software license or access to Database or Software-based services that are provided under, or as part of, a Service, each Recipient shall comply with all Laws applicable to its use thereof or access thereto and with the terms and conditions of the vendor/licensor applicable to such Software license or Database or Software-based Service, provided that such terms and conditions have been made available to such Recipient, in each case, prior to the beginning of the Service Period for such Service.

(b) Except for those items listed on Schedule E, the Eaton Parties shall use reasonable best efforts to obtain (or cause to be obtained) all third-party consents, licenses (or other appropriate rights), sublicenses and approvals necessary for a Parent Group Entity to provide, or a SpinCo Group Entity to receive, Parent Group Services (including rights to use, duplicate and distribute third-party Software necessary for the receipt of the Parent Group Services); provided, however, that, other than with respect to the ERP Third-Party Consents, the Eaton Parties shall not be required to expend any money that is not agreed to be reimbursed by SpinCo or commence or participate in any action, suit, arbitration or proceeding by or before any

Governmental Authority or offer to grant any accommodation (financial or otherwise), other than ministerial acknowledgements, to any third-party to obtain any such consent, license (or other appropriate rights), sublicense or approval. The Eaton Parties shall be responsible for any fees, expenses or other payments required in order to obtain the ERP Third-Party Consents. The Parties acknowledge and agree that there can be no assurance that the Eaton Parties’ efforts shall be successful or that SpinCo shall be able to obtain such licenses or rights (including the ERP Third-Party Consents) on acceptable terms, on the same terms or similar terms made available to Parent, or at all. Notwithstanding anything to the contrary herein, no Parent Group Entity shall be required to provide (or cause to be provided) any Parent Group Service to the extent that such Parent Group Entity has not obtained the applicable third-party consent, license, sublicense or approval required to provide such Parent Group Service; provided, however, that Parent shall promptly notify SpinCo in writing if any such required third-party consent, license, sublicense or approval has not been obtained, and the Parties shall cooperate in good faith and use reasonable best efforts to determine and implement a commercially reasonable alternative arrangement sufficient to provide SpinCo with the benefit of the affected Parent Group Service without such consent, license, sublicense or approval. Any incremental costs incurred in connection with such alternative arrangement shall be borne by SpinCo as an increase to the Service Charges associated with such Parent Group Service; provided, that the Eaton Parties shall be responsible for any incremental costs incurred in connection with such alternative arrangement to the extent resulting from the Eaton Parties’ failure to obtain the ERP Third-Party Consents.

(c) Except for those items listed on Schedule F, SpinCo shall use reasonable best efforts to obtain all material third-party consents, licenses (or other appropriate rights), sublicenses and approvals necessary for a SpinCo Group Entity to provide, or a Parent Group Entity to receive, SpinCo Services (including rights to use, duplicate and distribute third-party Software necessary for the receipt of the SpinCo Services); provided, however, that SpinCo shall not be required to expend any money that is not agreed to be reimbursed by the Eaton Parties or commence or participate in any action, suit, arbitration or proceeding by or before any Governmental Authority or offer to grant any accommodation (financial or otherwise), other than ministerial acknowledgements, to any third-party to obtain any such consent, license (or other appropriate rights), sublicense or approval. The Parties acknowledge and agree that there can be no assurance that SpinCo’s efforts shall be successful or that the Eaton Parties shall be able to obtain such licenses or rights on acceptable terms, on the same terms or similar terms made available to SpinCo, or at all. Notwithstanding anything to the contrary herein, no SpinCo Group Entity shall be required to provide (or cause to be provided) any SpinCo Service to the extent that such SpinCo Group Entity has not obtained the applicable third-party consent, license, sublicense or approval required to provide such SpinCo Service; provided, however, that SpinCo shall promptly notify Parent in writing if any such required third-party consent, license, sublicense or approval has not been obtained, and the Parties shall cooperate in good faith and use reasonable best efforts to determine and implement a commercially reasonable alternative arrangement sufficient to provide the Parent Group Entities with the benefit of the affected SpinCo Service without such consent, license, sublicense or approval. Any incremental costs incurred in connection with such alternative arrangement shall be borne by the Eaton Parties as an increase to the Service Charges associated with such SpinCo Service.

Section 3.02. Intellectual Property.

(a) As between the Parties, subject to the terms of the Separation Agreement, the Merger Agreement or any Ancillary Agreements, any Intellectual Property rights owned or Controlled by one Party or any of its Affiliates that are provided to the other Party or any of such other Party’s Affiliates or third-party providers or third-party vendors pursuant to this Agreement shall remain the property of the Party providing such Intellectual Property rights, or the Affiliate of such Party that provides the same.

(b) Subject to the terms and conditions hereof, each Party, on behalf of itself and its Affiliates, hereby grants to the other Party and its Affiliates, a limited, royalty-free, fully paid-up, worldwide, irrevocable (subject to ARTICLE IX) non-sublicensable (except to third-party providers or vendors solely in connection with receipt or provision, as the case may be, of any Service hereunder), non-exclusive, non-transferable (subject to Section 10.09) license (other than any rights in Marks, Domain Names or Social Media Accounts), solely for the duration of the applicable Service, to use the Intellectual Property rights owned or Controlled by such Party or any of its Affiliates solely to the extent necessary for the applicable Provider’s provision of the Services and the applicable Recipient’s receipt of the Services.

(c) If, in the course of providing any Service, any Intellectual Property (other than any Marks, Domain Names or Social Media Accounts) is created or developed by or on behalf of the Provider (or its Affiliates or subcontractors) in connection with such Service (“Arising IP”), then as between the Parties, (i) any such Arising IP that constitutes Software or Databases that is exclusively related to the SpinCo Business and (ii) any other such Arising IP (excluding Databases and Software) that is primarily or exclusively related to the SpinCo Business shall be solely and exclusively owned by SpinCo, and all other Arising IP shall be solely and exclusively owned by an Eaton Party or its Affiliates, in each case upon creation or development thereof. Notwithstanding anything to the contrary in the foregoing, the Parties acknowledge and agree that to the extent any Service to be provided under this Agreement is contemplated to result in the development or creation of Intellectual Property, the Parties shall, prior to the commencement of such Service, reasonably discuss in good faith and agree in writing on the allocation of ownership and rights to any Arising IP developed or created as a result of such Service, and any such written agreement shall supersede the provisions of the preceding sentence solely with respect to such Arising IP. To the extent any SpinCo Arising IP vests in an Eaton Party or any of its Affiliates or subcontractors, effective upon creation or development thereof, the applicable Eaton Party hereby irrevocably assigns and transfers (and shall cause such Affiliates and subcontractors to assign and transfer) to SpinCo or its designee all of such Eaton Party’s (and its applicable Affiliates’ and subcontractors’) right, title and interest in, to and under such SpinCo Arising IP. To the extent any Parent Group Arising IP vests in SpinCo or any of SpinCo’s Affiliates or subcontractors, effective upon creation or development thereof, SpinCo hereby irrevocably assigns and transfers (and shall cause such Affiliates and subcontractors to assign and transfer) to an Eaton Party or its designee all of SpinCo’s (and its applicable Affiliates’ and subcontractors’) right, title and interest in, to and under such Parent Group Arising IP. The Parties shall (and shall cause their respective Affiliates and subcontractors to) provide such assistance and execute such documents as reasonably necessary to assign, record, confirm or perfect the other Party’s ownership of the applicable Arising IP as set forth in this Section 3.02(c).8

[8]	Note to Draft: Exceptions to the default approach on Arising IP and licenses to be considered in the interim period based on the finalized TSA schedules.

(d) Except as expressly identified in this Section 3.02, nothing contained in this Agreement shall be deemed to grant either Party or its Affiliates, by implication, estoppel or otherwise, any license rights, ownership rights or other rights in any Intellectual Property owned or Controlled by the other Party or its Affiliates.

Section 3.03. Local Implementing Agreements. The Parties recognize and agree that there may be a need to document the Services provided hereunder in various jurisdictions outside of the United States from time to time. The Parties shall enter into, or cause their respective Affiliates to enter into, local implementing agreements (each a “Local Implementing Agreement”) for Services in such jurisdictions, countries or geographical regions as a Party may reasonably request from time to time. Without limiting the generality of the foregoing, should there be any conflict between any term or condition of a Local Implementing Agreement and this Agreement, the terms and conditions of this Agreement shall prevail. The Parties agree to cooperate in endeavoring to implement any such Local Implementing Agreement in a manner that does not subject a Provider to income Taxes in a jurisdiction other than those jurisdictions under the laws of which such Provider is organized or is, before the implementation of such Local Implementing Agreement, a tax resident. The Parties further agree to cooperate in structuring any such Local Implementing Agreement so as to support VAT-efficient implementation of the Services, including, where feasible and consistent with applicable Law, facilitating local-to-local invoicing and billing arrangements that support VAT recovery or minimize irrecoverable VAT for the Recipient.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.01. Eaton Computer-Based and Other Resources.

(a) As of the date hereof, and except as otherwise expressly provided in the Separation Agreement, the Merger Agreement, this Agreement or in any other Ancillary Agreement, or unless required to give effect to the terms of this Agreement or in connection with the performance, receipt or delivery of, a Service, the SpinCo Group Entities shall cease using and shall have no further access to, and the Eaton Parties shall have no obligation to otherwise provide such access to, the Parent Group Entities’ intranet and other owned or licensed information technology related resources, including Software, Databases, networks, hardware, technology or computer based resources (including e-mail) of the Parent Group Entities (collectively, the “Systems”), and the Eaton Parties shall have no obligation to otherwise provide such access to the Parent Group Entities’ Systems which require a password or are available on a secured access basis. From and after the date hereof, the SpinCo Group Entities shall cause all of their personnel having access to the Parent Group Entities’ Systems in connection with performance, receipt or delivery of a Service (i) to comply with all reasonable security guidelines (including physical security, network access, internet security, confidentiality and Personal Data security guidelines, policies, standards and similar requirements) of the Parent Group Entities (of which the Parent Group Entities provide the SpinCo prior written notice) and (ii) to not tamper with, compromise or circumvent any security or audit measures employed by any Parent Group Entity (of which the Parent Group Entities provide the SpinCo prior written notice). SpinCo shall ensure that such access shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement, and such personnel shall access and use only those Systems for which SpinCo has been granted the right to access and use. SpinCo shall use reasonable best efforts to prevent unauthorized access, use, destruction, alteration, processing or loss of information contained therein and to otherwise cooperate and fully implement this Section 4.01, including notifying its personnel of the restrictions set forth in this Agreement. If, at any time, SpinCo determines that any of its personnel has sought to circumvent, or has circumvented, the Parent Group Entities’ security policies, procedures and requirements in any material respect, or that any of its unauthorized personnel has accessed the Systems, or that any of its personnel has engaged in activities that have compromised the security of the Systems or that have otherwise resulted in the unauthorized access, use, destruction, alteration or loss of data, information or Software of the Parent Group Entities, SpinCo shall promptly terminate any such person’s access to the Systems and promptly notify the Eaton Parties. In addition, the Eaton Parties shall have the right to deny specific personnel of SpinCo access to its Systems upon notice to SpinCo including the basis for such denials (to the extent practicable) if an Eaton Party reasonably believes that such personnel have engaged in any of the activities set forth above or otherwise pose a security concern. The Eaton Parties and SpinCo agree to use their respective reasonable best efforts to cooperate and fully implement this paragraph promptly.

(b) In the event of any actual or reasonably suspected breach of security or event leading to the accidental or unlawful processing, destruction, loss, alteration, unauthorized disclosure and acquisition of, or access to, data, or any actual or suspected unauthorized access to, disruption of, or interference with the Systems (each, a “Cyber Incident”), SpinCo agrees that such Eaton Party may take all steps it deems necessary or advisable in its reasonable discretion, to remediate the Cyber Incident, including following notice to SpinCo (to the extent practicable) termination of or blocking the SpinCo Group Entities’ and their personnel’s access and connectivity to the Systems, provided, however, that the Eaton Parties shall reasonably cooperate with SpinCo and shall use reasonable best efforts in order to minimize the disruption to such access and connectivity (and shall, in any case, fully restore such access and connectivity within the earlier of forty-eight (48) hours of the Eaton Parties’ determination that the relevant Cyber Incident has been resolved or is contained). The SpinCo Group Entities shall use reasonable and appropriate efforts to cooperate with the Eaton Parties in investigating and remediating any unauthorized access to the Systems attributable to the SpinCo Group Entities, including providing reasonable access to the Systems to allow the Eaton Parties to perform forensic analysis and any other information reasonably required by the Eaton Parties to assess the scope and potential impact of a Cyber Incident or security concern to either Eaton Party (provided that the Parties shall reasonably cooperate to minimize any administrative burden or business disruption to SpinCo associated with its provision of such access and information). The SpinCo Group Entities shall use reasonable best efforts to promptly notify the Eaton Parties of any material security vulnerabilities identified with respect to the Eaton Parties’ Systems in connection with the SpinCo Group Entities’ access to the same pursuant to this Agreement and to, at the Eaton Parties’ expense, cooperate with the Eaton Parties in connection with remediation of the same.

(c) The terms and conditions of Section 4.01(a) and Section 4.01(b) shall apply equally (mutatis mutandis) to the Parent Group Entities’ access to and use of, as well as to SpinCo’s obligation to provide access to, the SpinCo Group Entities’ intranet and other owned or licensed information technology related resources, including Software (owned or licensed), Databases, networks, hardware, technology or computer based resources of the SpinCo Group Entities (collectively, the “SpinCo Systems”) in connection with the provision or receipt of Services.

Section 4.02. Facilities Matters.

(a) The Eaton Parties hereby grant, or shall cause the applicable Parent Group Entities to grant, to the applicable SpinCo Group Entities, a limited license to use and access space at the facilities listed in Schedule B, and to continue to use the common areas available for use by tenants or occupants at the facilities, as further described below, and certain equipment located at such facilities (including use of office security systems, badge services, fixtures and furniture) (collectively, the “Parent Group Facilities”), in each case for substantially the same purposes and in the same spaces as used in the SpinCo Business immediately prior to the date hereof. SpinCo hereby grants, or shall cause the applicable SpinCo Group Entities to grant, to the applicable Parent Group Entities a limited license to use and access space at the facilities listed in Schedule D and to continue to use the common areas available for use by tenants or occupants at the facilities, as further described below, and certain equipment located at such facilities (including use of office security systems, badge services, fixtures and furniture) (collectively, the “SpinCo Facilities”), in each case for substantially the same purposes and in the same spaces as used in the Parent Business immediately prior to the date hereof. For the avoidance of doubt, at each of the Parent Group Facilities and the SpinCo Facilities, Parent Group Entities and SpinCo Group Entities, as the case may be, shall, in addition to providing access and the right to use such facilities, provide to the Representatives, contractors, invitees or licensees of Parent Group Entities and SpinCo Group Entities, as the case may be, substantially all ancillary services to the same extent as such services are provided by Provider immediately prior to the date hereof to its own Representatives, contractors, invitees or licensees at such facility, such as, by way of example and not limitation, badge services, reception, general maintenance, janitorial, security and telephone services, access to duplication, facsimile, printing and other similar office services of the Facilities only (and not business operations) (subject to local Law), and use of certain common areas, including cafeteria, breakroom, restroom and other similar facilities. Recipients shall only permit their authorized Representatives, contractors, invitees or licensees to use the licensed space within the SpinCo Facilities and Parent Group Facilities (collectively, the “Facilities”), as applicable, except as otherwise permitted by the applicable Provider in writing. Each Recipient shall, and shall cause its respective Affiliates, Representatives, contractors, invitees or licensees to, vacate the applicable Provider’s Facilities at or prior to the earliest to occur of: (i) the expiration date relating to each Facility set forth in Schedule B or Schedule D; (ii) the expiration date of the lease relating to each Facility set forth in Schedule B or Schedule D; and (iii) the termination of the applicable Service pursuant to ARTICLE IX hereof, and shall deliver over to the other Party or its Affiliates, as applicable, the licensed space within the Facilities in the same repair and condition at that date as on the date hereof, ordinary wear and tear excepted and to restore the areas of the Provider’s Facilities affected thereby (but only to the extent such alterations or installations were made by the Recipient after the Distribution Date).

(b) In addition to the access rights provided under Section 4.03, the Parties or their Affiliates, or the landlord in respect of any third-party lease, or any lender thereof, shall have reasonable access to their respective Facilities from time to time as reasonably necessary for the security, inspection and maintenance thereof in accordance with past practice and the terms of any third-party lease agreement, if applicable. The Parties agree to maintain commercially appropriate and customary levels (in no event less than what is required by the landlord under the relevant lease agreement) of property and liability insurance in respect of the licensed space within the Facilities they occupy and the activities conducted thereon and to be responsible for, and SpinCo shall name the Eaton Parties as additional insureds on its general liability policies and the Eaton Parties shall name SpinCo as an additional insured on their general liabilities policies, in each case only with respect to claims from third parties alleging liability for “bodily injury” or “property damage” caused solely by the negligent acts or omissions of the named insured(s) and not for liability arising out of the negligent acts or omissions of the additional insured. Each Party shall indemnify and hold harmless the other Party subject to and in accordance with ARTICLE VIII hereof in respect of the acts and omissions of its Representatives, contractors, invitees and licensees. Each of the Parties shall, and shall cause its Affiliates, Representatives, contractors, invitees and licensees to, comply with (i) all Laws applicable to their use or occupation of any Facility including those relating to environmental and workplace safety matters, (ii) the other Party’s reasonable applicable site rules, regulations, policies and procedures applied to all parties in the Facility (a copy of which shall be made available to such Party upon its written request), and (iii) any applicable requirements of any third-party lease governing any Facility (a copy of which shall be made available to such Party upon its written request). Each Recipient shall not make, and shall cause their respective Affiliates and Representatives, contractors, invitees and licensees to refrain from making, any material alterations or improvements to the respective Facilities except with the prior written approval of the other Party or its Affiliates and the landlords of any third-party leases, as applicable and in all events in compliance with the prior sentence. Each Provider shall provide heating, cooling, electricity and other utility services for its respective Facilities substantially consistent with levels provided immediately prior to the date hereof. In the event that any third party utility services are interrupted or cease, or there is a change in the third-party provider of such utilities, the Parties will cooperatively work together to ensure that any interruption of such utility services is minimized to the extent possible. It is expressly understood and agreed, however, that for third-party leases, Provider is not in the position to render any of the services or to perform any of the obligations required hereunder if they are conditioned upon due performance by the landlord of such leases, but Provider agrees to take reasonable best efforts to ensure that such landlord performs said obligations. For the avoidance of doubt, the term “reasonable best efforts” shall not require Provider to take legal action against such landlord for its failure to so perform.

(c) The rights granted pursuant to this Section 4.02 shall be in the nature of a license and shall not create a leasehold or other estate or possessory rights in SpinCo or the Eaton Parties, or their respective Affiliates, Representatives, contractors, invitees or licensees, with respect to any of the Facilities of the other Party and shall not include any right of sub-license or sub-leasehold to any unaffiliated third-party. Without limiting the foregoing, the right to management and control of any Facility shall remain with the applicable Provider.

(d) The licenses granted under this Section 4.02 are subject and subordinate to all mortgages, ground or underlying leases or subleases which may now or hereafter affect the Facilities. For the avoidance of doubt, if any license granted under this Section 4.02 would constitute a breach under the relevant lease or sublease, underlying lease or mortgage, Provider shall not be required to provide such license to Recipient and, pursuant to the foregoing, at any time after the date of this Agreement, at the request of the applicable lessor or sublessor, or as required by any mortgagee, the license with respect to the applicable Facility shall be immediately terminated and Recipient shall promptly surrender such licensed space in accordance with this Agreement, in which case Provider and Recipient shall negotiate in good faith a mutually satisfactory replacement arrangement.

Section 4.03. Access.

(a) The SpinCo Group Entities shall use reasonable best efforts to (i) make available on a timely basis to the Parent Group Entities all information and materials reasonably requested by any such Person to enable the Parent Group Entities to provide the Parent Group Services and (ii) following receipt of reasonable advance notice from the Eaton Parties, allow the Eaton Parties and their Representatives reasonable access during normal business hours to facilities of the SpinCo Group Entities necessary for the Eaton Parties to fulfill their obligations under this Agreement.

(b) The Parent Group Entities shall use reasonable best efforts to (i) make available on a timely basis to the SpinCo Group Entities all information and materials reasonably requested by any such Person to enable the SpinCo Group Entities to provide the SpinCo Services and (ii) following receipt of reasonable advance notice from SpinCo, allow SpinCo and its Representatives reasonable access during normal business hours to facilities of Parent Group Entities necessary for SpinCo to fulfill its obligations under this Agreement.

ARTICLE V

COSTS AND DISBURSEMENTS

Section 5.01. Costs and Disbursements.

(a) Except as otherwise provided in this Agreement or in the Schedules, the Eaton Parties shall pay to SpinCo or its designee as specified in writing by the SpinCo Services Manager, and SpinCo shall pay to the applicable Eaton Party or its designee as specified in writing by the Parent Group Services Manager, a monthly fee for the Services (or category of Services, as applicable) as provided for in the relevant Schedule or as calculated using the methodology provided for in the relevant Schedule, as applicable, which represent costs consistent with the Service Charges Baseline Methodology (each fee constituting a “Service Charge” and, collectively, “Service Charges”). In addition to the Service Charges, Recipient shall reimburse Provider (or cause Provider to be reimbursed) for all expenses incurred by Provider in connection with the provision of the Services hereunder which constitute actual and verifiable reasonable direct out-of-pocket expenses (other than with respect to Taxes, which shall be governed by Section 5.04) without mark-up or administrative cost or fee of any kind imposed by Provider (such expenses, the “Out-of-Pocket Expenses”). Upon request, Provider shall provide Recipient with written substantiating documentation verifying all such Out-of-Pocket

Expenses. Except as expressly provided otherwise in the applicable Schedule, during the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) shall not increase except (x) as a result of a Service Increase pursuant to Section 6.02 or (y) to the extent that there is an evidenced increase documented in writing by Provider after the date hereof in the costs actually incurred by the Provider in providing such Services as a result of (i) an increase in the rates or charges imposed by Provider’s service providers or any other third-party provider that is providing goods or services used in providing the Services (as compared to the rates or charges underlying a Service Charge) solely to the extent allocable to Recipient’s receipt of the applicable Services or (ii) an increase in the ordinary course of payroll or benefits for any employees used by Provider in providing the Services, including, for the avoidance of doubt, retention payments (but only to the extent market-based and consistent with the increases in payroll or benefits provided to all employees of Provider’s businesses or divisions), provided that Provider is implementing the same change with respect to all of its businesses or divisions that utilize the Service. Upon reasonable determination by a Provider that a basis for the increase of a Service Charge set forth in clause (y) of the immediately preceding sentence exists, such Provider shall notify Recipient in writing of the basis for such increase and the amount of such increase (with such supporting written documentation as Recipient may reasonably request, subject to any obligations of confidentiality to which Provider is subject, it being agreed that Provider will use reasonable best efforts to obtain any waivers or consents necessary to disclose such confidential information to Recipient, as long as Recipient agrees to keep such information confidential on customary terms), and the appropriate Schedule shall be amended to reflect such increased Service Charge and such increased Service Charge shall thereafter, from the beginning of the immediately following month, be deemed to be the Service Charge for the relevant Service hereunder. For the avoidance of doubt, in no event shall Recipient be charged more than once for the same increase in Service Charges notwithstanding that such increase may result from more than one of the causes set forth in clause (y) of this Section 5.01(a).

(b) Provider shall invoice Recipient at the beginning of each month and to the extent there are any One-Time Services added to the Services for which no charging methodology has been identified, the Parties shall mutually agree to the applicable charges in advance in writing in accordance with the terms and conditions of this Agreement. Provider shall invoice the relevant Recipient monthly in arrears. All undisputed payments by Recipients required hereunder (including for any Termination Charges) are due to the applicable Provider within thirty (30) calendar days of receipt of invoices therefor. All payments for Services rendered shall be in U.S. dollars, except that to the extent consistent with past practice with respect to Services rendered outside the United States, payments may be made in local currency; provided that such payment shall be made in such amount as is determined by converting U.S. dollars using the exchange rate published on the Wall Street Journal at 5:00 pm Eastern Standard time (EST) on the day before the relevant date or on Bloomberg on such date if not so published on the Wall Street Journal. If Recipient fails to pay any undisputed amount by the required date, Recipient shall be obligated to pay to Provider, in addition to the amount due, interest at an interest rate equal to the Prime Rate, compounded monthly, accruing from the date the payment was due through the date of actual payment. As soon as reasonably practicable after receipt of any reasonable written request by Recipient, Provider shall provide Recipient with reasonably detailed data and documentation supporting the calculation of a particular Service Charge for the purpose of verifying the accuracy of such calculation.

Section 5.02. No Right to Set-Off; Right to Dispute Amounts. Recipient shall pay the full amount of Service Charges and Termination Charges and shall not set off, counterclaim or otherwise withhold any undisputed amount owed (or to become due and owing) to Provider under this Agreement on account of any obligation owed (or to become due and owing) by Provider or any of its Affiliates to Recipient or any of its Affiliates that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing; provided, however, that Recipient shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the Parties in writing against amounts owed by Recipient to Provider under this Agreement; provided further that Recipient shall be permitted to withhold any charges disputed in good faith pursuant to this Section 5.02 until such time as the dispute has been resolved in accordance with ARTICLE VII, subsequent to which Recipient shall pay to Provider any such previously-disputed charges for which Recipient was determined to be responsible in accordance with the terms of Section 5.01(b) and Section 7.02. For the avoidance of doubt, any amounts processed through a Parent Group Entity’s intercompany billing system as a net settlement shall not be deemed a set-off. In the event Recipient in good faith disputes an intercompany billing system charge, invoice or portion thereof, Recipient shall, within a reasonable period of time following its discovery of the issue giving rise to such dispute, deliver a written statement to Provider listing the disputed item(s) and providing a reasonably detailed description, including the basis, of each dispute no later than ten (10) days prior to the date payment is due. Any dispute over amounts owed shall be resolved in accordance with ARTICLE VII.

Section 5.03. Other Costs and Disbursements.

(a) The Parties contemplate that, from time to time after the date hereof, Parent Group Entities or SpinCo Group Entities, as applicable (any such party, the “Paying Party”), as a convenience to another Parent Group Entity or SpinCo Group Entity, as applicable (the “Responsible Party”), in connection with the provision of the Services or transactions contemplated by this Agreement, may make certain payments that are properly the responsibility of the Responsible Party (whether pursuant to this Agreement or any other agreement contemplated thereby) (any such payment made, a “Disbursement,” and the underlying invoice or similar documentation evidencing such obligation, a “Disbursement Invoice”). Similarly, from time to time after the date hereof, the Parent Group Entities or SpinCo Group Entities, as applicable (any such party, the “Collecting Party”), may receive from third parties certain payments to which another SpinCo Group Entity or Parent Group Entity, as applicable, is entitled (any such Party, the “Receiving Party,” and any such payment received, a “Receipt”). Accordingly, with respect to Disbursements and Receipts, the Parties agree as follows:

(i) Disbursements. The Responsible Party shall pay to the Paying Party an amount equal to the amount of such Disbursement, all of which shall be invoiced or, if applicable, settled through the intercompany billing system of the Parent Group Entities, in each case in accordance with Section 5.01(b). A Paying Party shall provide such Disbursement Invoices for which it is seeking reimbursement as the Responsible Party may reasonably request.

(ii) Receipts. A Collecting Party shall remit Receipts monthly in arrears to the Receiving Party in an amount equal to the aggregate amount of such Receipts, all of which shall be paid in accordance with Section 5.01(b) hereof (or deducted from any amount to be reimbursed to the Collecting Party at such time under this Agreement, if applicable).

(b) The Parties shall cooperate to determine the appropriate VAT treatment of any Disbursement or Receipt, including whether the Paying Party or Collecting Party is acting in an agency capacity for VAT purposes. Where a Disbursement is made by a Paying Party on behalf of a Responsible Party in circumstances where the Paying Party is acting as disclosed agent, the Paying Party shall, where feasible, procure that the relevant third-party invoice is addressed to the Responsible Party to preserve the Responsible Party’s right to recover input VAT.

(c) Following the termination of this Agreement, Section 2.3(d)(iii) of the Separation Agreement shall govern Disbursements and Receipts between the Parties.

Section 5.04. Tax Matters.

(a) Sales Tax or Other Transaction Taxes. (i) Any amounts set forth herein are exclusive of any and all applicable sales, use, excise, stamp, documentary, recordation, and transfer Taxes, and (ii) any and all value added, goods and services or similar indirect Taxes (“VAT”) (collectively, “Transaction Taxes”). Recipient shall be responsible for any and all Transaction Taxes imposed on, or payable with respect to, the provision of Services by the Provider pursuant to this Agreement. Notwithstanding the previous sentence, if Recipient is exempt from liability for any Transaction Taxes, Recipient shall provide Provider with a certificate (or other proof) evidencing such exemption from liability and Provider shall not collect any Transaction Taxes to the extent such Transaction Taxes are covered by such certificate or proof; provided, however, that Recipient shall be responsible for any Transaction Tax, interest and penalty if such exemption certificate or other form of proof or exemption is disallowed by the applicable Governmental Authority. In particular, but without prejudice to the generality of the foregoing, all amounts payable pursuant to this Agreement are exclusive of amounts in respect of VAT. Where any taxable supply for VAT purposes is made pursuant to this Agreement by the Provider to the Recipient, the Recipient shall either (A) on receipt of a valid VAT invoice from the Provider, pay to the Provider such additional amounts in respect of VAT as are chargeable on the supply of the services at the same time as payment is due for the supply of the services or (B) where required by legislation to do so, account directly to the relevant Governmental Authority for any such VAT amounts. Where the Recipient is required to account for VAT under clause (B), the Provider shall not include VAT on its invoice in respect of such supply. Provider shall ensure that each VAT invoice issued pursuant to this Agreement complies with the applicable VAT invoicing requirements of the relevant jurisdiction. Provider shall bear any irrecoverable VAT incurred by Recipient to the extent directly resulting from Provider’s failure to issue a valid and compliant VAT invoice. With respect to all Transaction Taxes other than VAT, Recipient’s obligation to reimburse Provider for such Transaction Taxes under this Section 5.04 shall be subject to the receipt of a valid and customary invoice or other document from Provider for each such Transaction Tax. Notwithstanding the foregoing: (w) each Party shall be solely responsible for any interest and penalties arising from its own failure to comply with applicable Law; (x) to the extent such interest and penalties arise from the fault of the Provider (including failure to issue a valid or timely invoice or correctly account for VAT), such amounts shall be borne solely by the Provider; (y) to the extent such interest and penalties arise from the fault of the Recipient (including failure to provide a valid VAT registration number, accurate information regarding its place of establishment, or other information necessary to determine the correct VAT treatment of the Services), such amounts shall be borne solely by the Recipient; and (z) to the extent such interest and penalties cannot be reasonably attributed to either Party, such amounts shall be shared equally between the Parties. The Party required to account for any Transaction Tax shall provide to the other Party evidence of the remittance of the amount of such Transaction Tax to the relevant Governmental Authority, including copies of any tax returns remitting such amount. For the avoidance of doubt, this Section 5.04(a) shall not apply to, and each of the Recipient and the Provider shall pay and be responsible for, all Taxes based on their respective income (however denominated), profits or assets, franchise and all other Taxes not described in the previous sentence that are imposed on each of them or their respective Affiliates.

(b) Withholding Tax or Other Similar Taxes. Recipient, Provider, and any of their Affiliates shall be entitled to deduct and withhold from any payments pursuant to this Agreement such amounts as are required by applicable Tax Law to be deducted and withheld, and shall pay such amounts so deducted or withheld to the applicable Governmental Authority (including any Tax Authority) in accordance with applicable Tax Law. If any withholding or deduction from any payment under this Agreement by Recipient in relation to any Service is required in respect of any Taxes pursuant to any applicable Law, Recipient shall (i) deduct such Tax from the amount payable to Provider, (ii) timely pay the deducted amount referred to in clause (i) to the relevant Governmental Authority (including any Tax Authority), and (iii) promptly forward to Provider evidence of such timely payment. Other than with respect to Transaction Taxes, Recipient shall not be required to pay any additional amounts to Provider to account for, or otherwise compensate Provider for, any deduction or withholding for or on account of Taxes. If Recipient is required to deduct or withhold any amount for or on account of any payment of Transaction Taxes made pursuant to this Agreement, Recipient will pay to Provider such additional amounts as may be necessary so that the net amount received by Provider after such withholding or deduction will not be less than the amount Provider would have received if such Transaction Taxes had not been withheld. The Provider shall, prior to the date of any payment to be made pursuant to this Agreement, at the request of the Recipient, use reasonable best efforts to provide the Recipient any certificate or other documentary evidence (x) required by applicable Law or (y) which the Provider is entitled by applicable Law to provide in order to reduce the amount of any Taxes that may be deducted or withheld from such payment and the Recipient agrees to accept and, except to the extent that Recipient knows that such certificate or other applicable documentary evidence is invalid, act in reliance on any such duly and properly executed certificate or other applicable documentary evidence.

(c) Minimization and Recovery of Taxes. Provider shall use reasonable best efforts to (i) minimize the amount of Transaction Taxes covered by Section 5.04(a) or required to be withheld under applicable Law under Section 5.04(b) and (ii) to claim any available refund or credit of any Transaction Taxes paid by Recipient under Section 5.04(a), in each case by filing any necessary exemption or other similar forms, certificates, or other similar documents, during the two (2) year period beginning at the end of the taxable year in which the applicable payment is made (such two (2)-year period, the “Recovery Period”). In connection with the foregoing, the Parties shall cooperate in good faith and take reasonable steps to support VAT-efficient implementation of the Services, including providing information, documentation and assistance reasonably required to determine the correct VAT treatment and to support VAT recovery or exemption (as applicable), and considering, where feasible and consistent with applicable Law, practical measures to minimize irrecoverable VAT (including, where appropriate, local invoicing, local-to-local billing or implementation through Local Implementing Agreements). Provider shall promptly pay (or cause to be paid) to Recipient any such amounts recovered by Provider or its Affiliates (such amounts, “Recoveries”) pursuant to the previous sentence; provided, however, that, with respect to VAT recoveries, such amounts shall be paid only to the extent that the underlying VAT was economically borne by Recipient. Provider shall, within thirty (30) days after the end of every taxable year during any Recovery Period, deliver to Recipient a certificate, executed by a tax counsel of Provider, certifying as to the amount of Recoveries received during the previous taxable year.

(d) Cooperation. Recipient and Provider shall use reasonable best efforts to cooperate to minimize the imposition of, and the amount of, Taxes described in this Section 5.04 (including through the filing or provision of relevant exemption or other similar forms, certificates or other similar documents).

Section 5.05. Audit Right. Provider shall keep, during the term of this Agreement and for one hundred and twenty (120) days thereafter, comprehensive, full, and complete books, accounts, and records of all activities carried out, and all costs and expenses incurred, in the performance of the Services by Provider. At Recipient’s discretion, Recipient may, at its own expense inspect and audit all such books, accounts and records for the sole purpose of verifying Provider’s compliance with this Agreement with respect to cost methodology and Service Charges assessment (including the amounts invoiced to Recipient hereunder); provided, that (a) Recipient shall not conduct such audit more than one (1) time in a calendar year and (b) such audit shall occur during normal business hours on Business Days in a manner that is designed to not unreasonably interfere with Provider’s business and upon reasonable notice to Provider and (c) in no event shall such audit modify or change the Service Charges set forth on Schedule A, Schedule B, Schedule C or Schedule D. Provider shall reasonably cooperate with Recipient in connection with any such audit. In the event any such audit identifies any overpayment or underpayment of amounts due under this Agreement, including by showing the Service Charges invoiced to a Recipient for the period covered by such audit exceeded the Service Charges set forth in Schedules A, B, C or D, the overpaying or underpaying party shall, within thirty (30) days, refund or pay such overpayment or underpayment (as applicable) to the other Party.

ARTICLE VI

STANDARD FOR SERVICE

Section 6.01. Standard for Service. Except as otherwise provided in this Agreement or the Schedules, Provider agrees to provide, or cause to be provided, the Services in a professional and workmanlike manner such that the nature, quality, standard of care and the service levels at which such Services are performed are at least substantially similar to the nature, quality, standard of care and service levels at which substantially the same services were performed by or on behalf of Provider as of twelve (12) months prior to the Distribution Date (or, if not so previously provided, then substantially similar to the nature, quality, standard of care and service levels as those applicable to similar services performed by or on behalf of Provider as of twelve (12) months prior to the Distribution Date). The Parties agree to cooperate in good faith to ensure that the manner of Parent Group Services provided by a Parent Group Entity remains substantially similar to the manner in which such services were provided prior to the Distribution Date. Notwithstanding anything to the contrary herein, no Provider shall be obligated to provide (or cause to be provided) any Service to the extent that any third party makes an allegation in writing that the provision of such Service infringes, misappropriates or otherwise violates any Intellectual Property of such third party; provided, that (i) Provider shall promptly notify Recipient of any such allegation, and (ii) the Parties shall reasonably cooperate in good faith to identify and make available to Recipient a workaround or alternate service providing Recipient with the full benefit of any such Service that is not provided with any costs associated with the provision of such workaround or alternate service in excess of the applicable Service Charge for the Service not provided to be borne by Recipient (subject to Recipient’s indemnification rights provided in Section 8.03). Without limiting its obligations pursuant to this Section 6.01, including its obligation to meet the standards set forth herein, Provider will not be obligated under this Agreement to (a) hire any additional employees or maintain the employment of any specific employees, (b) purchase, lease, or license any additional equipment, software, or other resources or (c) favor Recipient’s business operations over its own business operations or those of its Affiliates.

Section 6.02. Level of Use.

(a) Except as otherwise expressly provided in this Agreement, Recipient’s use of any Service shall not exceed the level of use required as of twelve (12) months prior to the Distribution Date, unless such Service was not so previously provided, in which case Provider and Recipient shall negotiate in good faith the level of use of such Service (the “Baseline Level of Use”).

(b) After the date of this Agreement, if Recipient desires to increase the scope, volume, amount, level, or frequency of any Service above the Baseline Level of Use (such increase, a “Service Increase”), Recipient shall submit a written request to Provider describing in reasonable detail the nature and extent of such requested Service Increase. Provider shall consider such request in good faith and shall use reasonable best efforts to accommodate such Service Increase; provided, however, that Provider shall not be obligated to provide any Service Increase if (i) Provider does not, in its reasonable judgment, have adequate resources and capacity to provide such Service Increase without allocating resources materially in excess of its then-current ordinary course resources and capabilities or (ii) the provision of such Service Increase would significantly disrupt the operation of Provider’s own business.

(c) In connection with any request for a Service Increase in accordance with Section 6.02(b), the Parties shall in good faith negotiate the terms of an amendment to the applicable Schedule, which amendment shall (i) describe in reasonable detail the nature and scope of such Service Increase and (ii) set forth the increased Service Charge applicable thereto, which shall be consistent with the Service Charges Baseline Methodology. For the avoidance of doubt, nothing in this Section 6.02 shall require Provider to (x) hire any additional employees or maintain the employment of any specific employees, (y) purchase, lease, or license any additional equipment, software, or other resources or (z) be required to prioritize a Service Increase over its own business operations or those of its Affiliates, in each case, in connection with any Service Increase, except as otherwise agreed in writing by the Parties. In connection with determining the applicable Service Charges in connection with a Service Increase, Provider shall provide Recipient with written supporting documentation as Recipient may reasonably request, subject to any obligations of confidentiality to which Provider is subject, it being agreed that Provider will use reasonable best efforts to obtain any waivers or consents necessary to disclose such confidential information to Recipient, as long as Recipient agrees to keep such information confidential on customary terms.

(d) Each amended Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement, and the Service Increases set forth therein shall be deemed part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 6.03. Maintenance. Provider and its Affiliates shall have the right to shut down temporarily the operation of any facilities (including the Facilities owned by the Parent Group Entities or the SpinCo Group Entities (and expressly excluding Facilities leased by the Parent Group Entities or the SpinCo Group Entities from a third-party landlord, which will be governed by the terms and provisions of the applicable lease)) or systems (including any IT systems and services) providing any Service whenever in Provider’s reasonable judgment, reasonably exercised, such action is necessary or advisable for general maintenance or emergency purposes or in connection with demising work at such Facility performed pursuant to the Real Estate Matters Agreement; provided that Provider shall use its reasonable best efforts to schedule non-emergency maintenance after consulting with Recipient so as to not materially disrupt the business or operations of the Recipient, including Recipient’s receipt of any Services hereunder. Provider shall give Recipient advance written notice of any such non-emergency maintenance and shall (to the extent feasible) use reasonable best efforts to give Recipient advance written notice of any such emergency shutdown or maintenance. With respect to the Services dependent on the operation of such facilities or systems, Provider shall use reasonable best efforts to minimize each period of shutdown and the associated impact to Recipient and shall be required, at Provider’s sole cost, to provide Recipient with alternate, substantially equivalent services as a replacement for any impacted Services during the duration of any maintenance or shutdown, to the extent that Provider is obtaining similar arrangements for replacement services on its own behalf (or, if no such replacement services are made available, to reimburse Recipient for any reasonable documented costs incurred by Recipient in obtaining replacement services for the duration of such maintenance or shutdown).

Section 6.04. Modifications. In the event that Provider makes any change to its internal business operations such that Provider desires to modify any Service hereunder (including, with respect to the cost (determined in accordance with Section 5.01), scope, timing and quality of such Service) in any manner that could reasonably be anticipated to have a negative impact on Recipient, Provider must (a) provide Recipient with at least thirty (30) days’ advance written notice describing in reasonable detail the proposed modification and the anticipated impact on Recipient and (b) reasonably consult with Recipient in good faith prior to implementation of such proposed modification and consider any objections raised by Recipients with respect to the proposed modification in good faith. In the event that Recipient objects to Provider’s proposed modification, Recipient may, at its discretion, either (i) immediately terminate the impacted Service without payment of any Termination Charges otherwise due to Provider under this Agreement or (ii) require Provider to maintain the pre-modification Service for Recipient during a reasonable transition period, not to exceed 90 days, the length of which transition period shall be negotiated by the Parties in good faith with due consideration to the nature and scope of the impacted Service, during which period Recipient may arrange for the provision of alternate Services. In the event that any modification to a Service is agreed to by the Parties, Provider’s responsibilities set forth herein shall be amended as reasonably necessary to conform to any such modifications made pursuant to this Section 6.04 and Recipient shall use reasonable best efforts to comply with any such amendments.

Section 6.05. Disclaimer of Warranties. Except as expressly set forth in Section 6.01 and subject to the limitations in ARTICLE VIII, the Parties acknowledge and agree that the Services are provided on an as-is, where-is basis and each Provider makes no representation with respect thereto other than as expressly contemplated in this Agreement. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE MERGER AGREEMENT, EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY IN REGARD TO QUALITY, PERFORMANCE, COMMERCIAL UTILITY, MERCHANTABILITY, FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE OR USE, TITLE, NON-INFRINGEMENT, ACCURACY, AVAILABILITY, TIMELINESS, COMPLETENESS, THE RESULTS TO BE OBTAINED FROM SUCH SERVICES OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE, AND EACH RECIPIENT, ON ITS BEHALF AND ON BEHALF OF ALL OF ITS AFFILIATES, HEREBY ACKNOWLEDGES SUCH DISCLAIMER AND RECIPIENT SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH REPRESENTATION OR WARRANTY NOT EXPRESSLY CONTEMPLATED HEREIN.

Section 6.06. Compliance with Laws and Regulations. Each Party shall be responsible for its and its Affiliates’ own compliance with any and all Laws applicable to its and their performance under this Agreement. No Party or its Affiliates shall take any action in violation of any such applicable Law that would reasonably be likely to result in liability being imposed on the other Party or its Affiliates, as the case may be. No Provider shall be obligated to provide any Service which, if provided, would violate any applicable Law.

Section 6.07. No Professional Services. Notwithstanding anything to the contrary contained in this Agreement or in any Schedule hereto, neither any Provider nor any of its Affiliates, nor any of its or their respective Representatives, shall be obligated to provide, or shall be deemed to be providing, any professional regulated legal, financial, accounting, or tax advice to any Recipient or any of its Affiliates, or any of their respective Representatives, pursuant to this Agreement or any Schedule hereto, whether as part of or in connection with the Services provided hereunder or otherwise.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.01. General. Except as expressly provided in this ARTICLE VII, the Parties shall resolve all disputes arising out of, related to or in connection with this Agreement (each, a “TSA Dispute”) in accordance with the following procedures set forth in this ARTICLE VII (including, for the avoidance of doubt, any TSA Dispute relating to payments with respect to the Services).

Section 7.02. Proceedings. All TSA Disputes will be first considered in person, by teleconference or by video conference by the Services Managers within five (5) Business Days after receipt of notice from either Party specifying the nature of the TSA Dispute (a “TSA Dispute Notice”). The Services Managers shall coordinate in good faith to resolve any such TSA Dispute. If the Services Managers are unable to resolve any such TSA Dispute within twenty (20) days, then the TSA Dispute shall be referred to the TSA Steering Committee. The TSA Steering Committee will meet (by telephone or in person) during the next ten (10) Business Days following the referral to the TSA Steering Committee and attempt to resolve the TSA Dispute (the “TSA Steering Committee Negotiations”). In the event that the TSA Steering Committee is unable to reach a resolution with respect to the TSA Dispute within ten (10) Business Days following the referral of the TSA Dispute to the TSA Steering Committee, such TSA Disputes will be considered in person, by teleconference or by video conference by a designated senior executive of each Party and the Parties shall retain all rights with respect to remedies hereunder. If, with respect to any TSA Dispute, no resolution is reached in accordance with the procedures contained in this Section 7.02, then the Parties may seek to resolve such TSA Dispute in accordance with the dispute resolution process set forth in Sections 9.3 to 9.4 of the Separation Agreement, provided that such dispute resolution process shall not modify or add to the remedies available to the Parties under this Agreement. For the avoidance of doubt, the negotiations and any resolutions related to TSA Disputes under this Section 7.02 shall not modify the terms of this Agreement or otherwise modify or waive any of the Parties’ rights or obligations hereunder or with respect to any future TSA Disputes.

Section 7.03. Court-Ordered Interim Relief. In accordance with this Section 7.03 and with the dispute resolution process set forth in Sections 9.3 to 9.4 of the Separation Agreement, at any time after giving a TSA Dispute Notice, each Party shall be entitled to interim measures of protection if duly granted by a court of competent jurisdiction (a) to preserve the status quo pending resolution of the TSA Dispute, (b) to prevent the destruction or loss of documents and other information or things relating to the TSA Dispute or (c) to prevent the transfer, disposition or hiding of assets. Any such interim measure (or a request therefor to a court of competent jurisdiction) shall not be deemed incompatible with the dispute resolution process set forth in Sections 9.3 to 9.4 of the Separation Agreement. Until such TSA Dispute is resolved in accordance with this ARTICLE VII or final judgment is rendered in accordance with the dispute resolution process set forth in Sections 9.3 to 9.4 of the Separation Agreement, each Party agrees that such Party shall continue to perform its obligations under this Agreement and that such obligations shall not be subject to any defense or set-off, counterclaim, recoupment or termination.

ARTICLE VIII

LIMITED LIABILITY AND INDEMNIFICATION

Section 8.01. Limitation of Liability.

(a) No Provider shall have any liability in contract, tort or otherwise, for or in connection with any Services rendered or to be rendered by Provider, its Affiliates or Representatives (each, a “Provider Indemnified Party”) pursuant to this Agreement, the transactions contemplated by this Agreement or any Provider Indemnified Party’s actions or inactions in connection with any such Services, to Recipient, its Affiliates or Representatives, except to the extent that Recipient, its Affiliates or Representatives suffer a loss that results from (i) such Provider Indemnified Party’s fraud, gross negligence, recklessness, willful misconduct, or breach of privacy or confidentiality obligations hereunder or (ii) a third-party claim that the provision of any Pre-existing Service by or on behalf of Provider infringes, misappropriates or otherwise violates any third-party Intellectual Property (“Pre-existing Service Infringements”).

(b) Notwithstanding any other provision contained in this Agreement, no Provider Indemnified Party shall be liable for any reasonably unforeseeable consequential, special or punitive damages or any amount calculated based upon any multiple of earnings, book value or cash flow, or diminution in value, lost profits or similar items (including loss of revenue, income or profits) regardless of whether such items are based in contract, breach of warranty, tort or negligence or any other theory, and regardless of whether Provider or any of its Affiliates has been advised of, knew or should have known of, anticipated or foreseen the possibility of such damages. The Parties acknowledge that the Services to be provided hereunder are subject to, and that the remedies under this Agreement are limited by, the applicable provisions of ARTICLE VI, including the limitations on representations and warranties with respect to the Services.

(c) The aggregate liability and indemnification obligations of any Party and its Provider Indemnified Parties (in each case, in connection with the provision of Services by such Party and its Provider Indemnified Parties) with respect to this Agreement, the Services or the transactions contemplated by this Agreement shall not exceed the aggregate amount of Service Charges actually paid or payable hereunder to such Party.

Section 8.02. Recipient Indemnification Obligation. Each Recipient shall indemnify, defend and hold harmless each relevant Provider Indemnified Party from and against any and all losses, and shall reimburse each relevant Provider Indemnified Party for all reasonable expenses as they are incurred by such Provider Indemnified Party, arising from or related to a third party claim, to the extent caused by, resulting from or arising out of or in connection with Recipient’s fraud, gross negligence, willful misconduct, use of the Services received from Provider outside of the scope permitted pursuant to this Agreement, or material breach of this Agreement in connection with any of (i) the Services rendered or to be rendered by or on behalf of such Provider pursuant to this Agreement, (ii) the transactions contemplated by this Agreement or (iii) such Provider’s actions or inactions in connection with any such Services or transactions; provided, however, that such Recipient shall not be responsible for any losses of such Provider Indemnified Party to the extent that such loss is caused by, results from or arises out of or in connection with Pre-existing Service Infringements or the applicable Provider’s fraud, gross negligence, recklessness, willful misconduct.

Section 8.03. Provider Indemnification Obligation. Subject to the limitations set forth in Section 8.01, each Provider shall indemnify, defend and hold harmless each relevant Recipient, its Affiliates and Representatives (each, a “Recipient Indemnified Party”) from and against any and all losses, and shall reimburse each relevant Recipient Indemnified Party for all reasonable expenses as they are incurred, arising from or related to a third party claim, to the extent caused by, resulting from or arising out of or in connection with Pre-existing Service Infringements (which shall include any incremental costs incurred by Recipient in excess of the applicable Service Charge for a workaround or alternative service provided pursuant to Section 6.01 as a result of an allegation of infringement, misappropriation or other violation of Intellectual Property of a third party that constitutes a Pre-existing Service Infringement) or the applicable Provider’s fraud, gross negligence, recklessness, willful misconduct or breach of privacy or confidentiality obligations hereunder.

Section 8.04. Indemnification Procedure. The provisions set forth in Section 5.1 and Section 5.4 through Section 5.10 of the Separation Agreement shall apply mutatis mutandis to the indemnification provisions of this Agreement, with such conforming changes thereto as are necessary to apply the provisions, and preserve the effect, thereof to the terms of this Agreement.

Section 8.05. Liability for Payment Obligations. Nothing in this ARTICLE VIII shall be deemed to eliminate or limit, in any respect, any Eaton Party’s or SpinCo’s express obligation in this Agreement to pay Termination Charges or Service Charges for Services rendered in accordance with this Agreement.

Section 8.06. Exclusion of Other Remedies. Except for claims seeking equitable relief in connection with the failure of Provider to perform its covenants or agreements hereunder, the indemnification expressly provided in this ARTICLE VIII shall be the sole and exclusive monetary remedies of the Provider Indemnified Parties and the Recipient Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise arising under this Agreement, or in respect of the Services or actions taken by Parties in connection with the transactions contemplated by this Agreement.

Section 8.07. Mitigation. Each Indemnified Party shall use its reasonable best efforts to mitigate any loss for which such Indemnified Party seeks indemnification under this Agreement.

Section 8.08. No Liability for Inherited Issues. Notwithstanding any other provision of this Agreement, none of the SpinCo Group Entities shall be in breach of this Agreement as a result of, and shall not be liable hereunder for any damages arising out of, and no Eaton Party shall have the right to terminate this Agreement as a result of, any failure by any of the SpinCo Group Entities to the extent arising from, any defects, imperfections, conditions, circumstances, or characteristics with respect to the SpinCo Business that existed as of or prior to the date hereof.

ARTICLE IX

TERM AND TERMINATION; EXTENSION OF SERVICE PERIOD

Section 9.01. Term and Termination.

(a) This Agreement shall commence immediately upon the Distribution Date and shall terminate upon the earlier to occur of (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms hereof and (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

(b) Without prejudice to Recipient’s rights with respect to a Force Majeure Event, a Recipient may terminate this Agreement with respect to any Service, in whole (by Service line item) but not in part, and with respect to a Supporting Service, along with all applicable Dependent Services (i) for any reason or no reason upon providing at least ninety (90) days prior written notice to Provider of such termination (or such greater or smaller number of days as is provided in the Schedules for a given Service) (it being understood that an early termination may result in Termination Charges being payable by Recipient under this Agreement) or (ii) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by Provider of written notice of such failure from Recipient.

(c) A Provider may terminate this Agreement with respect to one or more Services, in whole (by Service line item) but not in part, and with respect to a Supporting Service, along with all applicable Dependent Services at any time if Recipient has failed to perform any of its material payment obligations under this Agreement relating to such Service, and such failure shall continue to exist sixty (60) days after receipt by Recipient of written notice of such nonpayment from Provider.

(d) Both Parties may terminate this Agreement with respect to one or more Services (i) immediately upon mutual written agreement or (ii) immediately upon written notice to the other Party in the event that such other Party (A) commences, or has commenced against it, proceedings under bankruptcy, insolvency or debtor’s relief Laws or similar Laws in any other jurisdiction, (B) makes a general assignment for the benefit of its creditors or (C) ceases operations or is liquidated or dissolved.

(e) Upon termination of this Agreement with respect to one or more Services, the relevant Schedule shall be updated to reflect the termination of the applicable Service. In the event that the effective date of the termination of any Service is a day other than the last day of a Service Period, any periodic Service Charge associated with such Service shall be pro-rated appropriately.

Section 9.02. Effect of Termination of Services.

(a) Upon termination (for any reason including expiration of the Service Period duration) of any Service (in whole or in part) pursuant to this Agreement, Recipient shall cause to be paid to Provider all applicable Termination Charges, which shall be invoiced and paid as provided in ARTICLE V; provided, that Recipient shall not be under any obligation to pay any Termination Charges with respect to any termination of any Service pursuant to Section 9.01(b)(ii) or Section 9.01(d)(ii) (and, for the avoidance of doubt, any such Termination Charges shall be borne by Provider).

(b) Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service shall have no further obligation to provide the terminated Service, and the relevant Recipient shall have no obligation to pay any future Service Charges relating to any such Service; provided that such Recipient shall remain obligated to the relevant Provider for the (i) Service Charges and other fees, costs and expenses (if any) owed and payable under the terms of this Agreement in respect of Services provided prior to the effective date of termination, including Service Charges that are billed in arrears, (ii) Termination Charges as properly invoiced by the relevant Provider to the relevant Recipient; provided, that any such Termination Charges must be invoiced by the relevant Provider within 60 days after the termination of a Service and (iii) solely with respect to the Services set forth on Schedule B or Schedule D, Service Charges and other fees, costs and expenses (if any) owed and payable under the terms of this Agreement for the entire duration of the Service Period of such Service; provided, that in the case of this clause (iii), Recipient shall not be under any obligation to pay any such Service Charges with respect to any Services set forth on Schedule B or Schedule D to the extent arising from and after the termination of such Services pursuant to Section 9.01(b)(ii) or Section 9.01(d)(ii) (and, for the avoidance of doubt, any such Service Charges shall be borne by Provider). Upon termination of any Service pursuant to this Agreement, the relevant Provider shall reduce for the next monthly billing period the amount of the Service Charge for the category of Services in which the terminated Service was included (such reduction to reflect the elimination of all costs incurred in connection with the terminated service to the extent the same are not required to provide other Services to Recipient), and, upon request of Recipient, Provider shall provide Recipient with documentation or information regarding the calculation of the amount of the reduction. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination. In connection with a termination of this Agreement, ARTICLE I, Section 3.02(a), Section 3.02(c), Section 3.02(d), Section 4.02(b) (with respect to the indemnification obligations set forth therein), Section 5.01(b), Section 5.04, Section 6.05, ARTICLE VIII (including liability in respect of any indemnifiable losses under this Agreement arising or occurring on or prior to the date of termination), this ARTICLE IX, ARTICLE X, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges, Termination Charges shall continue to survive indefinitely.

Section 9.03. Force Majeure. No Party (nor any Person acting on its behalf) shall be liable to the other Party for any loss as a result of any delay or failure in the performance of any obligation hereunder to the extent attributable to fire, flood, war, acts of God, riots, or pandemics (including measures taken by a Governmental Authority with respect thereto) (a “Force Majeure Event”); provided that the Party so affected shall notify the other Party in writing as promptly as reasonably practicable following discovery of any Force Majeure Event, shall use reasonable best efforts to mitigate the effect of any Force Majeure Event and to resume its performance of any affected Services for which such Party acts as Provider with minimal delay, and shall notify the other Party in writing promptly upon the termination of any Force Majeure Event. In the event that a Provider is unable to provide any Service due to a Force Majeure Event, the Recipient shall be relieved of its obligation to pay for any such Service to the extent not provided (including any Termination Charges payable by Recipient pursuant to the terms of this Agreement); provided that a Force Majeure Event shall not relieve Recipient from its payment obligations under this Agreement with respect to the Services actually performed hereunder.

Section 9.04. Extension of Service Period. Upon ninety (90) days’ advance written notice prior to the expiration of the Service Period for any Service, Recipient may require that Provider provide a service extension for the periods set forth in Schedule A, Schedule B, Schedule C and Schedule D, as applicable; provided, however, that Provider may refuse to extend any specific Service for which Recipient has undisputed past due invoice amounts outstanding at the time the Recipient requests a service extension. If for any reason, other than a

Force Majeure Event, the Service Period for any Service is extended, then all Service Charges payable by the Recipient and any incremental charges incurred by Provider in providing the relevant Service during the period of the approved extension shall each be subject to an additional five percent (5%) premium for the first extension and an additional seven and a half percent (7.5%) premium for each additional extension (in each case, with such premiums being assessed relative to the Service Charge that would otherwise be in effect immediately prior to the first of any such extension). In no event shall the aggregate term (meaning the initial term and extension period, including any extension periods previously permitted under this Agreement) exceed a period of twenty-four (24) months after the Distribution Date.

ARTICLE X

GENERAL PROVISIONS

Section 10.01. Independent Contractors. Nothing contained herein is intended or shall be deemed to make any Party or its respective Affiliates the agent, employee, partner or joint venture of any other Party or its Affiliates or be deemed to provide such Party or its Affiliates with the power or authority to act on behalf of the other Party or its Affiliates or to bind the other Party or its Affiliates to any Contract, agreement or arrangement with any other individual or entity. A Provider of any Service hereunder shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.

Section 10.02. Subcontractors. A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement (“Third-Party Service Providers”) (a) in the event that such subcontractor is currently engaged in the provision of all of the applicable Services to Recipient, at Provider’s reasonable discretion or (b) in the event that such subcontractor is not currently engaged in the provision of all of the applicable Services to Recipient, with Recipient’s prior written consent (not to be unreasonably withheld); in each case, provided that (a) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such subcontractor was being retained to provide similar services to the Provider and (b) such Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the scope of the Services, the standard for Services as set forth in ARTICLE VI hereof and the content of the Services provided to the Recipient.

Section 10.03. Treatment of Confidential Information.

(a) The Parties shall not, and shall cause all other Persons providing or receiving Services or having access to Facilities hereunder not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that each Party may disclose Confidential Information of the other Party, to the extent permitted by applicable Law (i) to the members of its Group and its and their Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement or (ii) in order to comply with applicable Law or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by judicial, investigative or administrative process to disclose any Confidential Information of the other Party, such disclosing Party (to the extent legally permitted) shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled and shall exercise its reasonable best efforts (at such other Party’s expense) to obtain assurance that confidential treatment shall be accorded such Confidential Information. In the event that a Party becomes legally required (based on advice of counsel) to disclose Confidential Information pursuant to stock exchange rules or securities Laws, the disclosing Party shall (to the extent legally permitted) allow the other Party a reasonable opportunity to review and comment on the portion of such disclosure containing or reflecting Confidential Information, prior to the disclosure thereof.

(b) Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such Confidential Information as the Party uses to protect its own confidential information of a like nature, which shall not be less than a reasonable standard of care.

(c) Each Party shall inform its Representatives and Affiliates of the confidential nature of the information and direct them to abide by the terms hereof in advance of the disclosure of any such Confidential Information to them. Such disclosing Party shall be responsible for any breach of this Agreement by such Representatives or Affiliates, as if such Representatives or Affiliates were party hereto.

(d) Each Party shall use reasonable best efforts to ensure that at completion of specific Services or termination of this Agreement, all access to Confidential Information of the other Party that was provided for purposes of Provider providing such Services to Recipient, including any access rights provided under Section 4.03 hereof, will be terminated, including cancellation of all user identifications and passwords related thereto, if any, and any Confidential Information of the other Party will be deleted or returned to such other Party.

Section 10.04. Data Protection and Treatment.

(a) Each Party shall, and shall cause the members of its Group and its and their Representatives to, comply with the terms and conditions of Schedule H hereto and with their obligations under Data Protection Laws in the performance of their obligations under this Agreement.

(b) If and to the extent that a Provider processes Personal Data in connection with the provision of the Services or Parent Group Services, each Party acknowledges and agrees that the Provider will process such Personal Data as a processor on behalf of the relevant Party and in such circumstances, the Provider shall (as applicable):

(i) process Personal Data only on the documented instructions of the Recipient (which includes the terms of this Agreement), unless required to process Personal Data for other purposes under applicable law, in which case the Provider will notify the Recipient of that legal requirement unless the relevant applicable law prohibits such notice;

(ii) not “sell” or “share” (each as defined in Data Protection Laws) or combine Personal Data, and not collect, retain, use, disclose or otherwise process Personal Data outside of the direct business relationship between the Parties;

(iii) ensure that personnel of the Provider authorized to process Personal Data have committed themselves to confidentiality or are under an appropriate statutory obligation of confidentiality;

(iv) implement and maintain reasonable and appropriate physical, technical, organizational and administrative security measures in accordance with Data Protection Laws to protect Personal Data, including but not limited to, against unauthorized or unlawful processing and against accidental loss, destruction, damage, alteration or disclosure;

(v) provide reasonable assistance to the Recipient, by appropriate technical and organizational measures, to respond to data subject rights exercised pursuant to Data Protection Laws;

(vi) reasonably assist the Recipient at the reasonable cost and expense of the Recipient in ensuring compliance with its obligations relating to the security of processing, breach notification, engagement with supervisory authorities and data protection impact assessments, as required under Data Protection Laws;

(vii) permit the Recipient to take necessary steps to monitor the Provider’s compliance with this Section 10.04, and stop and remediate unauthorized use and processing of Personal Data by the Provider;

(viii) without undue delay, but in no event more than thirty-six (36) hours after becoming aware of it, notify the Recipient of a Personal Data Breach (as such term, or any similar term, is defined in Data Protection Laws);

(ix) at the Recipient’s request, delete or return all Personal Data processed by the Provider pursuant to this Section 10.04 after the Distribution Date on termination or expiry of this Agreement, unless applicable law requires retention of such Personal Data by the Provider; for the avoidance of doubt, this clause (ix) shall not apply to Personal Data processed by the Provider prior to the Distribution Date (unless otherwise required under Data Protection Laws);

(x) on request, make available to the Recipient all information reasonably necessary to demonstrate compliance with the Provider’s obligations in this Section 10.04 and allow for, and contribute to audits by, or on behalf of the Recipient in the manner set out in Section 4.01; and

(xi) notify the Recipient if, in the Provider’s reasonable opinion, an instruction from the Recipient infringes Data Protection Laws, or if the Provider determines it can no longer meet its obligations under Data Protection Laws.

(c) Each Party acknowledges that the subject-matter of any processing of Personal Data envisaged under Section 10.04 and nature and purpose of such processing are the provision of the Services pursuant to the terms of this Agreement; the duration of such processing is the Term; the type of Personal Data will be as evident from the nature of the Services; and the categories of data subjects may include staff, customers, partners and other vendors of each Party.

(d) The Provider will obtain the specific written consent (email being sufficient) of the Recipient (not to be unreasonably withheld, conditioned or delayed) to engage further processors to process Personal Data under or in connection with this Agreement in circumstances where the Provider processes Personal Data as envisaged under Section 10.04 (“Further Processors”). Each Provider shall ensure that obligations similar or equivalent to those imposed on it in Section 10.04 are imposed on each Further Processor in an agreement between the Provider and such Further Processor.

(e) In relation to Personal Data that is to be transferred between countries that regulate the cross-border transfer of Personal Data, the Parties agree that, where necessary under applicable law, they will ensure that appropriate steps are taken to effectuate the transfer.

Section 10.05. Further Assurances. From time to time following the Distribution, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other Party; provided, however, that nothing in this Section 10.05 shall require either Party or its Affiliates to pay money to, commence or participate in any action or proceeding with respect to, or offer or grant any accommodation (financial or otherwise) to, any third-party following the date hereof.

Section 10.06. Rules of Construction. Interpretation of this Agreement shall be governed by the rules of construction set forth in Section 9.18 of the Separation Agreement.

Section 10.07. Notices. Except with respect to routine communications by the Parent Group Services Manager and the SpinCo Services Manager under Section 2.04, all notices and other communications under this Agreement shall be made in accordance with Section 9.11 of the Separation Agreement.

Section 10.08. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court or arbitrator of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 10.09. Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation arising under this Agreement shall be assignable, in whole or in part, directly or indirectly, by either Party (including by means of a divisional merger or similar transaction) without the prior written consent of the other Party, and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; provided, that (i) a Party may assign any or all of its rights, interests and obligations hereunder to a member of such Party’s Group, so long as such assignee agrees pursuant to an agreement in writing reasonably satisfactory to the other Party to be bound by the terms of this Agreement as if named a “Party” hereto, (ii) a Party may assign this Agreement or any or all of its rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets, so long as the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto, and (iii) a Party may assign this Agreement or any or all of its rights, interests and obligations hereunder in connection with a sale or disposition of any assets or lines of business of such Party, so long as such assignee agrees pursuant to an agreement in writing reasonably satisfactory to the other Party to be bound by the terms of this Agreement as if named a “Party” hereto; provided, that in the case of an assignment pursuant to the foregoing clause (ii) or this clause (iii), (A) the non-assigning Party shall not be required to perform any obligation under this Agreement that would result in the breach or violation of any third party Contract by such Party or its Affiliates and (B) a Party may not assign its limited license to use and access space granted pursuant to Section 4.02 at the Parent Group Facilities set forth on Schedule B or the SpinCo Facilities set forth on Schedule D, as applicable, without the prior written consent of the non-assigning Party; provided, further, that in the case of each of the preceding clauses, no assignment permitted by this Section 10.09 shall release the assigning Party from liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Party.

Section 10.10. No Third-Party Beneficiaries. Except as expressly set forth herein with respect to Provider Indemnified Parties and Recipient Indemnified Parties pursuant to ARTICLE VIII, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 10.11. Entire Agreement. This Agreement, the Separation Agreement, the Merger Agreement, the other Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. In the event of conflict or inconsistency between the provisions of this Agreement, on the one hand, and the provisions of any Local Transfer Agreement or Local Implementing Agreement (including any provision of a Local Transfer Agreement or Local Implementing Agreement providing for dispute resolution mechanisms inconsistent with those provided herein), on the other hand, the provisions of this Agreement shall prevail and remain in full force and effect. Each Party hereto shall, and shall cause each of its Subsidiaries to, implement the provisions of and the transactions contemplated by the Local Transfer Agreement or Local Implementing Agreement in accordance with the immediately preceding sentence.

Section 10.12. Amendment. Except as provided in Section 2.03, Section 5.01(a), Section 6.04, and Section 9.01, this Agreement (including all Exhibits and Schedules) may be amended, restated, supplemented or otherwise modified, only by written agreement duly executed by an authorized representative of each Party. No consent from any Indemnified Party under ARTICLE VIII (in each case other than the Parties) shall be required to amend this Agreement. Nothing in this Agreement will constitute an amendment to any plan or program sponsored by an Eaton Party or its Affiliate, and no Eaton plan or program will be amended absent a separate written amendment that complies with the plan’s or program’s amendment procedures.

Section 10.13. Waiver. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 10.14. Governing Law. This Agreement, and any TSA Dispute, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Subject to ARTICLE VII, Sections 9.3 to 9.4 of the Separation Agreement shall apply to this Agreement, mutatis mutandis. The Provider shall cause the Provider Indemnified Parties, and the Recipient shall cause the Recipient Indemnified Parties, to comply with the foregoing and with ARTICLE VII as though such Indemnified Parties were a Party to this Agreement.

Section 10.15. Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties to this Agreement. No Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to, this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

Section 10.16. Counterparts. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

EATON CORPORATION

By:
Name:
Title:

EATON CAPITAL UNLIMITED COMPANY

By:
Name:
Title:

MOBILITY (USA) CORPORATION

By:
Name:
Title:

[Signature Page to the Transition Services Agreement]